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                                                                  EXHIBIT 10(b)
                      COMPUTERIZED THERMAL IMAGING, INC.
                           ("CTII"OR THE "COMPANY")

                             TERMS OF ENGAGEMENT
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FINANCIAL ADVISOR        Ambient Capital Group, Inc. ("Ambient")

ROLE: As Financial Advisor to the Company Ambient agrees to render consulting advice with respect to issues such as:

     1. Completing additional due diligence on the Company and providing ideas to the Company for revisions to its Business Plan.

     2. Assisting the Company in selecting and supervising a recognized expert to write an independent research report on the Company's technology.

     3.   Planning and executing capital structure strategies.

     4. Developing approaches for linking clinical trial strategies to financing and corporate partnering strategies.

     5. Developing analytic information useful in determining the best financial strategies such as financial modeling and valuation and review of the Company with respect to comparable public company investment options.

     6. Developing approaches for improving access to capital markets and improving shareholder value by assisting in the creation of investor oriented communications (such as "road show" slides), selecting and managing financial public relations and other professionals, market markers, security research, and other elements useful in increasing shareholder value.

     7. Attend road show meetings for any Ambient lead or co-managed financing not attended by the co-manager.

     8. With reasonable notice, review and comment on the Company's press releases and significant communications to its shareholders.

     9. Meet, or talk on the telephone, with significant potential investors relating to an Ambient led or co-managed financing, or at the Company's request with any 5% holder of the Company's common stock to discuss Company matters involving Ambient.

          During the terms of this agreement, Ambient shall provide the Company with regular and customary consulting advise as is reasonably requested by the Company with respect to the above and other reasonably requested topics. However, it is understood and acknowledged that the value of Ambient's advice and consulting services cannot be measured by time alone. Thus, while Ambient shall be obligated to render advice upon the request of the Company and Ambient shall endeavor to do so in good faith, it is agreed that Ambient shall not be obligated to spend any specific amount of time is preforming its role pursuant to this agreement.

TERM Twelve months continuing month to month until either party gives 60 days notice. If Ambient terminates this engagement before the 12 month term is over, then Ambient agrees to a pro-rated cancellation of all unexercised warrants based on the number of months that this engagement agreement is in effect.


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ADDITIONAL TRANSACTIONS  The Company shall offer Ambient the opportunity to be engaged to raise debt and equity for the Company during the term of the engagement. This right of first offer shall extend to activities to which Ambient is reasonably qualified to perform, including, but not limited to private placements of debt and equity and mergers and acquisitions. Each of these transactions will be subject to separate engagement agreements which will cover, among other things, fees and warrants that may be earned by Ambient. Cash fees and warrants shall be separately negotiated in good faith for each transaction. However, the following is a general range of the cash fees that may be anticipated for certain types of capital raising: senior secured debt-2 to 3% of capital amount raised, mezzanine debt-4 to 5%, equity capital-6 to 10%. The cash fee percentages relate to the size of the capital amount raised and the complexity of the transaction. If Ambient refuses the first offer to be engaged, then the Company will be free to employ another financial advisor or manager at its discretion, but with the advise and consul of Ambient.

RETAINER FEE        Ambient shall receive an initial retainer fee for its
                    services of 83,333 shares of common stock of the Company and 83,333 stock purchase warrants giving Ambient the right to purchase five shares of common stock at $0.72 per share for each warrant issued. These stock purchase warrants shall be valid for a period of four years from the date of issue.
                    Stock and stock purchase warrants described in this section shall be issued immediately upon signing of this agreement.

SUCCESS FEES        Ambient shall receive success fees for raising equity and
                    debt capital, for advising on mergers and acquisitions, and for other corporate finance transactions pursuant to separate engagement agreements for each transaction to be negotiated in good faith such time as the specific type transaction and/or amount of capital to be raised is determined. Excluded from Ambient's exclusivity, until further review and agreement, are the following entities or individual investors: DAW, Candland, Frazier, and Mark
                    Neuhaus.

EXPENSES/OTHER      Reimbursement of all reasonable out-of-pocket expenses
                    (including fees and disbursements of legal counsel, if required). Ambient will cooperate and consult with the Company to control costs generally and will advise the Company of the need and potential cost if Ambient is required to use separate counsel. Customary indemnification pursuant to a separate agreement. Standard anti-dilution protection for stock splits, stock dividends, and similar corporate events. Common stock purchased pursuant to this agreement and all common stock underlying the stock purchase warrants shall have standard piggy back registration rights at no cost to Ambient. The Company agrees to pay up to $10,000 to a consultant selected in cooperation with and reasonably satisfactory to Ambient for the purpose of researching and writing a summary report assessing the Company's technology and its current and likely competing modalities. Ambient shall not receive any part of the fee paid to this consultant.

AGREED TO AND ACCEPTED


COMPUTERIZED THERMAL IMAGING, INC.


By: /s David B. Johnston                           10-29-97
   ---------------------------                ----------------
     David B. Johnston                              Date
     Chairman and CEO


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AMBIENT CAPITAL GROUP, INC.


By: /s Gary M. Post                                10-29-97
   ---------------------------                ----------------
     Gary M. Post                                   Date
     Managing Director















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